Transfer Agency Service Agreement between Advisors Series Trust and Orbitex Fund Services Inc. [Missing Graphic Reference]

INDEX

1.	APPOINTMENT; DELIVERY OF DOCUMENTS	3

2.	DUTIES OF OFS	4

3.	RECORDKEEPING	6

4.	ISSUANCE AND TRANSFER OF SHARES	7

5.	SHARE PURCHASES; ELIGIBILITY TO RECEIVE DISTRIBUTIONS	7

6.	FEES AND EXPENSES	8

7.	REPRESENTATIONS AND WARRANTIES	8

8.	STANDARD OF CARE AND INDEMNIFICATION	9

10.	PROPRIETARY INFORMATION	11

11.	EFFECTIVENESS, DURATION, AND TERMINATION	12

12.	ADDITIONAL FUNDS AND CLASSES	12

13.	ASSIGNMENT	13

14.	TAXES	13

15.	MISCELLANEOUS	13

SCHEDULE A	15

SCHEDULE B	17

Advisors Series Trust

Transfer Agency Service Agreement

AGREEMENT made effective on June 6, 2002, by and between Advisors Series Trust, a Delaware business trust, having its principal office and place of business at 2020 East Financial Way, Suite 100, Glendora, CA 91741 (the “Trust”), and Orbitex Fund Services, Inc., a New York corporation having its principal office and place of business at the Hauppauge Corporate Center, 150 Motor Parkway, Suite 109, Hauppauge, New York 11788 (“OFS”).

WHEREAS, the Trust is an open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets, and is authorized to divide those series into separate classes; and

WHEREAS, the Trust offers shares in the series as listed in Schedule B hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 13, being herein referred to as a “Fund,” and collectively as the “Funds”) and the Trust offers shares of the classes of each Fund as listed in Schedule B hereto (each such class together with all other classes subsequently established by the Trust in a Fund being herein referred to as a “Class,” and collectively as the “Classes”); and

WHEREAS, the Trust desires to appoint OFS as its transfer agent and dividend disbursing agent for each Fund and Class thereof and OFS desires to accept such appointment on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and OFS hereby agree as follows:

1.	APPOINTMENT; DELIVERY OF DOCUMENTS

(a)
Appointment.  The Trust, on behalf of the Funds, hereby appoints OFS to act as, and OFS agrees to act as, (i) transfer agent for the authorized and issued shares of common stock of the Trust representing interests in each of the respective Funds and Classes thereof (“Shares”), (ii) dividend disbursing agent and (iii) agent in connection with any accumulation, open-account or similar plans provided to the registered owners of shares of any of the Funds (“Shareholders”) and set out in the currently effective prospectuses and statements of additional information of the applicable Fund, including, without limitation, any periodic investment plan or periodic withdrawal program.

(b)	Document Delivery. In connection therewith, upon OFS’ request, the Trust has delivered to OFS copies of:

(i)	the Trust’s Declaration of Trust, Trust Instrument and By-laws (collectively, as amended from time to time, “Organic Documents”),

(ii)
the Trust’s Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Investment Company Act of 1940, as amended (the “1940 Act”)(the “Registration Statement”),

(iii)	the current Prospectus and Statement of Additional Information of each Fund (collectively, as currently in effect and as amended or supplemented, the “Prospectus”),

(iv)
each current plan of distribution or similar document adopted by the Trust under Rule 12b-1 under the 1940 Act (“Plan”) and each current shareholder service plan or similar document adopted by the Trust (“Service Plan”), and

(c)
Amendments.  The Trust shall promptly furnish OFS with all amendments of or supplements to the foregoing and shall deliver to OFS a certified copy of the resolution of the Board of Directors of the Trust (the “Board”) appointing OFS and authorizing the execution and delivery of this Agreement.

2.	DUTIES OF OFS

(a)
Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Trust on behalf of each of the Funds, as applicable, and OFS, OFS will perform the following services:

(i)
provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for open-end management investment companies including:

(a)	maintaining all Shareholder accounts;

(b)	preparing Shareholder meeting lists;

(c)	mailing Shareholder reports and prospectuses to current Shareholders;

(d)	withholding taxes on U.S. resident and non-resident alien accounts;

(e)	preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for Shareholders;

(f)	preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; and,

(g)	providing account information in response to inquiries from Shareholders.

(ii)
Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefore to the Custodian of the Fund authorized by the Board of Directors of the Fund (the “Custodian”); or, in the case of a Fund’s operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

(iii)	pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(iv)
receive for acceptance redemption requests and deliver the appropriate documentation therefore to the Custodian or, in the case of Fund’s operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

(v)
as and when it receives monies paid to it by the Custodian with respect to any redemption, pay the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming Shareholders;

(vi)	effect transfers of Shares upon receipt of appropriate instructions from Shareholders;

(vii)	prepare and transmit to Shareholders (or credit the appropriate Shareholder accounts) payments for all distributions declared by the Trust with respect to Shares;

(viii)
issue share certificates and replacement share certificates for those share certificates alleged to have been lost, stolen, or destroyed upon receipt by OFS of indemnification satisfactory to OFS and protecting OFS and the Trust and, at the option of OFS, issue replacement certificates in place of mutilated share certificates upon presentation thereof without requiring indemnification;

(ix)
receive from Shareholders or debit Shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and service fees received;

(x)
record the issuance of shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding.

(xi)	provide a system, which will enable the Trust to calculate the total number of Shares of each Fund and Class thereof sold in each State.

(b)	Other Services. OFS shall provide the following additional services on behalf of the Trust and such other services agreed to in writing by the Trust and OFS:

(i)	monitor and make appropriate filings with respect to the escheatment laws of the various states and territories of the United States; and

(c)	Blue Sky Matters. The Trust or its administrator or other agent

(i)
shall identify to OFS in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction (collectively “States”); and

(ii)	shall monitor the sales activity with respect to Shareholders domiciled or resident in each State.

(d)
Safekeeping.  OFS shall establish and maintain facilities and procedures reasonably acceptable to the Trust for the safekeeping, control, preparation and use of share certificates, check forms, and facsimile signature imprinting devices.  OFS shall establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of all records maintained by OFS pursuant to this Agreement.

(e)
Cooperation with Accountants.  OFS shall cooperate with each Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties.

(f)	Responsibility for Compliance with Law

(i)
In General.  Except with respect to OFS’ duties as set forth in this Section 2 and except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust.  All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

(ii)
Issuance of Shares.  The responsibility of OFS for the Trust’s state registration status is solely limited to the reporting of transactions to the Trust, and OFS shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust or its administrator or other agent.

3.	RECORDKEEPING

(a)
Record keeping.  OFS shall keep records relating to the services to be performed under this Agreement, in the form and manner as it may deem advisable and as required by applicable law.  To the extent required by Section 31 of the 1940 Act, and the rules there under, OFS agrees that all such records prepared or maintained by OFS relating to the services to be performed by OFS under this Agreement are the property of the Trust and will be preserved, maintained and made available in accordance with Section 31 of the 1940 Act and the rules there under, and will be surrendered promptly to the Trust on and in accordance with the Trust’s request.  The Trust and the Trust’s authorized representatives shall have access to OFS’ records relating to the services to be performed under this Agreement at all times during OFS’ normal business hours.  Upon the reasonable request of the Trust, copies of any such records shall be provided promptly by OFS to the Trust or its authorized representatives.

(b)
Confidentiality of Records.  OFS and the Trust agree that all books, records, information, and data pertaining to the business of the other party, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

Orbitex will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Act”).  Notwithstanding the foregoing, Orbitex will not share any nonpublic personal information concerning any of the Trust’s shareholders with any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

(c)
Inspection of Records by Others.  In case of any requests or demands for the inspection of the Shareholder records of the Fund, OFS will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection.  OFS reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person, and shall promptly notify the Fund of any unusual request to inspect or copy the shareholder records of the Fund or the receipt of any other unusual request to inspect, copy or produce the records of the Fund.

4.	ISSUANCE AND TRANSFER OF SHARES

(a)	Issuance of Shares. OFS shall make original issues of Shares of each Fund and Class thereof in accordance with the Trust’s then current prospectus only upon receipt of

(i)	instructions requesting the issuance,

(ii)	a certified copy of a resolution of the Board authorizing the issuance,

(iii)	necessary funds for the payment of any original issue tax applicable to such Shares, and

(iv)
an opinion of the Trust’s counsel as to the legality and validity of the issuance, which opinion may provide that it is contingent upon the filing by the Trust of an appropriate notice with the SEC, as required by Section 24 of the 1940 Act or the rules there under.  If such opinion is contingent upon a filing under Section 24 of the 1940 Act, the Trust shall indemnify OFS for any liability arising from the failure of the Trust to comply with that section or the rules there under.

(b)
Transfer of Shares.  Transfers of Shares of each Fund and Class thereof shall be registered on the Shareholder records maintained by OFS.  In registering transfers of Shares, OFS may rely upon the Uniform Commercial Code as in effect in the State of New York or any other statutes that, in the opinion of OFS’ counsel, protect OFS and the Trust from liability arising from:

(i)	not requiring complete documentation;

(ii)	registering a transfer without an adverse claim inquiry;

(iii)	delaying registration for purposes of such inquiry; or,

(iv)
refusing registration whenever an adverse claim requires such refusal. As Transfer Agent, OFS will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

5.	SHARE PURCHASES; ELIGIBILITY TO RECEIVE DISTRIBUTIONS

(a)	Purchase Orders. Shares shall be issued in accordance with the terms of a Fund’s or Class’ prospectus after OFS or its agent receives either:

(i)
(A) an instruction directing investment in a Fund or Class, (B) a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and (C), in the case of an initial purchase, a completed account application; or,

(ii)	the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

(b)
Distribution Eligibility. Shares issued in a Fund after receipt of a completed purchase order shall be eligible to receive distributions of the Fund at the time specified in the prospectus pursuant to which the Shares are offered.

(c)
Determination of Federal Funds.  Shareholder payments shall be considered Federal Funds no later than on the day indicated below unless other times are noted in the prospectus of the applicable Class or Fund:

(i)	for a wire received, at the time of the receipt of the wire;

(ii)	for a check drawn on a member bank of the Federal Reserve System, on the second Fund Business Day following receipt of the check; and

(iii)	for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as OFS is credited with Federal Funds with respect to that check.

6.	FEES AND EXPENSES

(a)
Fees.  For the services provided by OFS pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to pay OFS the fees set forth in Schedule A. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date of commencement of operations of the Fund.

(b)
Expenses.  In addition to the fees paid under subsection (a), the Trust agrees to reimburse OFS for reasonable out-of-pocket expenses or advances incurred by OFS for the items set out in the Schedule A attached hereto.  In addition, the Trust will reimburse any other expenses incurred by OFS at the request or with the consent of the Trust.

(c)
Due Date.  All fees and expenses are due and payable within five (5) days of receipt.  Interest, at a rate of eighteen (18) percent per year, can be charged if invoices remain outstanding greater than ten (20) days.

(d)
Fee Changes.  The fees, out-of pocket expenses and advances identified in the foregoing subsections (a) and (b) above may be changed from time to time subject to mutual written agreement between the Trust and OFS.

7.	REPRESENTATIONS AND WARRANTIES

(a)	Representations of OFS. OFS represents and warrants to the Trust that:

(i)	it is a corporation duly organized and existing and in good standing under the laws of the State of New York;

(ii)	it is duly qualified to carry on its business in the State of New York;

(iii)	it is empowered under applicable laws and by its Article of Incorporation and Bylaws to enter into this Agreement and perform its duties under this Agreement;

(iv)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and,

(v)	it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.

(b)	Representations of the Trust. The Fund represents and warrants to OFS that

(i)	it is a Trust duly organized and existing and in good standing under the laws of the Trust;

(ii)	it is empowered under applicable laws and by its Organic Documents to enter into and perform this Agreement;

(iii)	all proceedings required by said Organic Documents have been taken to authorize it to enter into and perform this Agreement;

(iv)	it is an open-end management investment company registered under the Investment Company Act of 1940; and,

(v)
a registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

8.	STANDARD OF CARE AND INDEMNIFICATION

(a)
Standard of Care.   OFS shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by OFS in writing.  OFS shall use its best judgment and efforts in rendering the services described in this Agreement.  OFS shall not be liable to the Trust or any of the Corporation’s shareholders or any action or inaction of OFS relating to any event whatsoever in the absence of bad faith, willful misfeasance or negligence in the performance of OFS’s duties or obligations under this Agreement or by reason of OFS’ reckless disregard of its duties and obligations under this Agreement.

(b)
Indemnification of OFS.  OFS shall not be responsible for, and the Trust shall on behalf of each applicable Fund or Class thereof indemnify and hold OFS harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

(i)
all actions of OFS or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct; the Trust’s lack of good faith or the Trust’s negligence or willful misconduct;

(ii)
the reliance on or use by OFS or its agents or subcontractors of information, records or documents which (i) are received by OFS or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared or maintained by the Trust or any other person or firm on behalf of the Trust, including but not limited to any previous transfer agent or registrar;

(iii)	the reasonable reliance on, or the carrying out by OFS or its agents or subcontractors of, any instructions or requests of the Trust on behalf of the applicable Fund;

(iv)
the Fund’s refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund’s lack good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder and,

(v)
the offer or sale of Shares in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any State that such Shares be registered in such State or in violation of any stop order or other determination or ruling by any federal agency or any State with respect to the offer or sale of such Shares in such State.

The Trust shall not be required to indemnify any OFS Indemnitee if, prior to confessing any Claim against the OFS Indemnitee, OFS or the OFS Indemnitee does not give the Trust written notice of and reasonable opportunity to defend against the claim in its own name or in the name of the OFS Indemnitee.

(c)
Indemnification of the Trust.  OFS shall indemnify and hold the Trust and each Fund or Class thereof harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributed to any action or failure or omission to act by OFS as a result of OFS’s lack of good faith, negligence or willful misconduct with respect to the services performed under or in connection with this Agreement.

(d)
Reliance.  At any time OFS may apply to any officer of the Trust for instructions, and may consult with legal counsel to the Trust or to OFS with respect to any matter arising in connection with the services to be performed by OFS under this Agreement, and OFS and its agents or subcontractors shall not be liable and shall be indemnified by the Trust on behalf of the applicable Fund for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel.  OFS, its agents and subcontractors shall be protected and indemnified in acting upon:

(i)	any paper or document furnished by or on behalf of the Trust, reasonably believed by OFS to be genuine and to have been signed by the proper person or persons;

(ii)
any instruction, information, data, records or documents provided OFS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust; and,

(iii)
any authorization, instruction, approval, item or set of data, or information of any kind transmitted to OFS in person or by telephone, vocal telegram or other electronic means, reasonably believed by OFS to be genuine and to have been given by the proper person or persons.  OFS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust. OFS, its agents and subcontractors shall also be protected and indemnified in recognizing share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former transfer agent or former registrar or of a co-transfer agent or co-registrar of the Trust.

(e)
Reliance on Electronic Instructions.  If the Trust has the ability to originate electronic instructions to OFS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event OFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by OFS from time to time.

(f)
Use of Fund/Serv and Networking.  The Trust has authorized or in the future may authorize OFS to act as a “Mutual Fund Services Member” for the Trust or various Funds and Classes. Fund/SERV and Networking are services sponsored by the National Securities Clearing Trust (“NSCC”) and as used herein have the meanings as set forth in the then current edition of NSCC RULES AND PROCEDURES published by NSCC or such other similar publication as may exist from time to time.  The Trust shall indemnify and hold OFS harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising directly or indirectly out of or attributed to any action or failure or omission to act by NSCC.

(g)
Notification of Claims.  In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim.  The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party.  The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

9.	CONFIDENTIALITY

OFS and the Trust agree that all books, records, information, and data pertaining to the business of the other party, which are exchanged or received pursuant to the negotiation or the carrying out this Agreement, shall remain confidential, and shall not be voluntarily disclosed to any other person, except that OFS may:

(a)	prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC; and

(b)
release such other information as approved in writing by the Trust which approval shall not be unreasonably withheld and may not be withheld where OFS may be exposed to civil or criminal contempt proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Trust or the Adviser.

10.	PROPRIETARY INFORMATION

(a)
Proprietary Information of OFS.  The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by OFS on databases under the control and ownership of OFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to OFS or the third party.  The Trust agrees to treat all Proprietary Information as proprietary to OFS and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

(b)
Proprietary Information of the Trust.  OFS acknowledges that the Shareholder list and all information related to Shareholders furnished to OFS by the Trust or by a Shareholder in connection with this Agreement (collectively, “Customer Data”) constitute proprietary information of substantial value to the Trust.  In no event shall Proprietary Information be deemed Customer Data. OFS agrees to treat all Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Customer Data to any person or organization except as may be provided under this Agreement or as maybe directed by the Trust.

11.	EFFECTIVENESS, DURATION, AND TERMINATION

(a)
Effective Date.  This Agreement shall become effective on the date first above written and shall continue in effect for successive twelve month periods; provided that such continuance is specifically approved at least annually by the members of the board of the Trust.

(b)	Term. This Agreement shall remain in effect for a period of two (2) years from the date of its effectiveness.

(c)	Termination for Cause. This Agreement can only be terminated for just cause.

Upon receipt of written notice of intent to terminate, the breaching party shall have 60 days to remedy the breach.  If said breach is not remedied to the reasonable satisfaction of the non-breaching party, the non-breaching party may thereafter terminate this Agreement upon 30 day’s written notice.  Compensation due OFS and unpaid by the Trust upon such termination shall be immediately due and payable upon, and notwithstanding, such termination.  If after such termination for so long as OFS, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement, the provisions of this Agreement, including without limitation, the provisions dealing with indemnification, shall continue in full force and effect.  The termination restrictions of this paragraph shall not be applicable to any Fund(s) that is/are liquidated or to any Fund(s) that is/are merged into another Fund(s) that is/are covered by the terms of this paragraph.

(d)
Reimbursement of OFS’ Expenses.  If this Agreement is terminated with respect to a Fund or Funds, OFS shall be entitled to collect from the Fund or Funds, in addition to the compensation described under Sections 6 and 11(d) hereof, the amount of all of OFS’ reasonable labor charges and cash disbursements for services in connection with OFS’ activities in effecting such termination, including without limitation, the labor costs and expenses associated with the de-conversion of the Trusts records of each Fund from its computer systems, and the delivery to the Trust and/or its designees of the Trust’s property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, OFS will provide the Trust with reasonable access to all Trust documents or records, if any, remaining in its possession.

(e)	Survival of Certain Obligations. The obligations of Sections 6, 9, 10 and 11 shall survive any termination of this Agreement.

(f)
Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

12.	ADDITIONAL FUNDS AND CLASSES

If the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and Classes under this Agreement; provided, however, that either OFS or the Trust may elect in writing not to make such series or classes subject to this Agreement.

13.	ASSIGNMENT

Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by either party with the written consent of the other party.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.  OFS may, without further consent on the part of the Trust, subcontract for the performance hereof with any entity, including affiliated persons of OFS; provided however, that OFS shall have previously identified the subcontractor to the Trust and the Trust shall not have objected to the delegation and that OFS shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as OFS is for its own acts and omissions.

14.	TAXES

OFS shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any Shareholder or any purchase of Shares, excluding taxes assessed against OFS for compensation received by it under this Agreement.

15.	MISCELLANEOUS

(a)	Amendments. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(b)	Choice of Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

(c)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)
Severability.  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(g)
Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Fund:	To OFS:
Chad E. Fickett	Kevin P. Meehan
Secretary	President
Advisors Series Trust	Orbitex Fund Services, Inc.
2020 E. Financial Way, Suite 100	150 Motor Parkway, Suite 109
Glendora, CA 91741	Hauppauge, NY 11788

(h)
Business Days.  Nothing contained in this Agreement is intended to or shall require OFS, in any capacity hereunder, to perform any functions or duties on any day other than a Fund Business Day.  Functions or duties normally scheduled to be performed on any day, which is not a Fund Business Day, shall be performed on, and as of, the next Fund Business Day, unless otherwise required by law.

(i)
Distinction of Funds.  Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(j)	Consequential Damages. Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

(k)
Nonliability of Affiliates.  No affiliated person (as that term is defined in the 1940 Act), employee, agent, director, officer or manager of OFS shall be liable at law or in equity for OFS’ obligations under this Agreement.

(l)
Representation of Signatories.  Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

ADVISORS SERIES TRUST	ORBITEX FUND SERVICES, INC.

By: /s/ Eric M. Banhazl	By:/s/ Kevin P. Meehan
Eric M. Banhazl, President	Kevin P. Meehan, President

Transfer Agency Service Agreement

SCHEDULE A
Fees and Account Charges

For the services rendered by OFS in its capacity as transfer agent, the Fund shall pay OFS a fee, calculated as a combination of account maintenance charges plus transaction charges as follows:

A.	TRANSFER AGENT FEES

1.	DATA CONVERSION FEE FROM PREVIOUS TRANSFER AGENT: minimum $2,500 or $4 per account.

2.	SERVICE FEE:

Charge per account:

$15.00 annual fee per open account and $3.60 annual fee per closed account with a minimum of $18,000 annually per fund, PLUS out-of-pocket expenses.

Monthly Calculation:  Greater of Monthly Account Fees or ($1,500 per month per fund) PLUS out-of-pocket expenses.  Monthly Account Fees determined by (number of open accounts* annual fee + number of closed accounts * annual fee)/12.

Out-of-pocket expenses:

The trust shall reimburse ODS for all out-of-pocket expenses, including, but not limited to the following:

1)	Telephone and Toll Free Lines
2)	Printing Fund Documents
3)	Bank Fees
4)	NSCC Charges
5)	Postage
6)	Pre and Post Sale Fulfillment
7)	Proxy Services
8)	Travel Requested by the Trust
9)	Tax Reporting
10)	Record Storage
11)	Fund Stationary and Supplies
12)	All other out of pocket expenses incurred on behalf of the trust

3.	DATA DE-CONVERSION FEE UPON CANCELLATION OR TERMINATION: $10,000

This data de-conversion fee shall be payable only in the event of termination of this Agreement by the Trust prior to the end of the initial two year term of the Agreement.

Both the Data Conversion fee and the Data De-Conversion fee are one-time charges.

B.	ACTIVITY CHARGES

1.           24 HOUR AUTOMATED VOICE RESPONSE:

1)	Initial set-up (one-time) charge:	$750.00 per fund
2)	Monthly charge:	$50.00 per fund
3)	Customer Service Calls:	$2.50 per call
4)	Manual Transactions:	$1.00 per transaction
5)	New Account Opening (manual)	$5.00 per account
6)	New Account Opening (electronic)	$0.40 per account
7)	12b-1 Calc. Per CUSIP Per Month	$625.00 per instance
8)	Incoming IRA transfer from prior custodian	$25.00
9)	IRA Transfer to successor custodian	$25.00

2.	INTERNET ACCESS:

Each Shareholder/adviser/broker hit billed at $0.25 per hit.

3.	ISSUANCE OF SHARE CERTIFICATES:

For each share certificate issued by ODS, a $15.00 charge will be assessed to the Fund for which the certificate was issued.

4.	IRA PLAN FEES:

The following fees will be charged directly to the shareholder account:

Annual maintenance fee ............................................$15.00 /account *

* Includes Bank Custody Fee.

C.	SPECIAL REPORTS CHARGES

All special reports and/or analyses requested by the Trust, shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

ODS Senior staff	$150.00/hr.
ODS Junior staff	$ 75.00/hr.
MIS staff	$200.00/hr.

D.	SERVICE DEPOSIT

The Fund will remit to OFS a service deposit equal to one (1) month's minimum fee under this Agreement, for each new portfolio added to Schedule B of this Agreement.  The Fund will have the option to have the service deposit applied to the last month's service fee, or applied to any new contract between the Fund and OFS.  The Fund will be charged only once for the service deposit, upon the execution of the first original Agreement and that deposit shall apply to the Fund’s Agreement thereafter until the relationship between OFS and the Fund is terminated.

However, if the Fund elects or is forced to terminate this Agreement for any reason other than a material breach by OFS (including, but not limited to, the voluntary or involuntary termination of the Fund, liquidation of the Fund’s assets, the sale or merger of the Fund or it’s assets to any successor entity) prior to the termination date of this Agreement as specified in Paragraph 11 of this Agreement, the Fund will forfeit the Service Deposit paid to OFS upon execution of this Agreement.

ADVISORS SERIES TRUST

Transfer Agency Service Agreement

SCHEDULE B
Funds and Classes to be Serviced under this Agreement

McCarthy Fund